Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

LOGAN RIDGE FINANCE CORPORATION

AND

MOUNT LOGAN MANAGEMENT LLC

This Investment Advisory and Management Agreement (this “Agreement”) is made this 1st day of July, 2021, by and between LOGAN RIDGE FINANCE CORPORATION, a Maryland corporation (“Company”), and MOUNT LOGAN MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment fund that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”) from time to time; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: the Company’s organization; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); effecting sales and repurchases of the Company’s shares and other securities; interest payable on debt, if any, to finance the Company’s investments; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, monitoring the Company’s financial and legal affairs for the Company, providing administrative services, monitoring the Company’s investments and evaluating and making investments, including fees and expenses associated with performing due diligence reviews of prospective investments and advisory fees; transfer agent and custodial fees; fees and expenses associated with marketing efforts; costs associated with the Company’s reporting and compliance obligations under the Investment Company Act, the Securities Exchange Act of 1934 and other applicable federal and state securities laws, and ongoing stock exchange fees; federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions, including printing costs; costs of proxy statements, stockholders’ reports and other communications with stockholders; the Company’s allocable portion of the fidelity bond, directors’ and officers’ liability insurance, errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, telephone and staff; fees and expenses associated with independent audits and outside legal costs; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Company and BC Partners Management LLC (the “Administrator”), the Company’s administrator; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead and other expenses associated with performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions and the allocable portion of the costs of compensation and related expenses of the Company’s chief compliance officer and chief financial officer and their respective administrative support staffs. For the avoidance of doubt, the parties agree that the Company will bear all expenses associated with contractual obligations of the Company existing prior to the effective date of this Agreement, including those that may become unnecessary or redundant but cannot be terminated.

3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) The Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s gross assets, which for purposes of this Agreement shall be equal to the Company’s total assets as reflected on its balance sheet. For services rendered under this Agreement, the Base Management Fee will be payable quarterly in arrears. The Base Management fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

(b) The Incentive Fee shall consist of two parts, as follows:

(i)

One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 2.0% per quarter (8.0% annualized). The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.75% base management fee. The Company will pay the Adviser an Incentive Fee with respect to the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 2.0%; (2) 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter (10% annualized); this portion of the pre-Incentive Fee net investment income (which exceeds the hurdle but is less than 2.5%) is referred to herein as the “catch-up.” The “catchup” is meant to provide the Adviser with 20% of the Company’s pre-Incentive Fee net investment income as if a hurdle did not apply if this net investment income exceeds 2.5% in any calendar quarter; and (3) 20% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10% annualized) payable to the Adviser (once the hurdle is reached and the catch-up is achieved, 20% of all pre-Incentive Fee investment income thereafter is allocated to the Adviser). These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

(ii)

The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing on December 31, 2021, and will equal 20.0% of the Company’s realized capital gains, if any, on a cumulative basis with respect to each of the investments in the Company’s portfolio from the fiscal quarter ending on or immediately prior to the date of this Agreement through the end of each calendar year beginning with the calendar year ending December 31, 2021, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from September 30, 2021 through the end of each calendar year beginning with the calendar year ending December 31, 2021, less the aggregate amount of any previously paid Capital Gain Fees under this Agreement. Any realized capital gains, realized capital losses and unrealized capital depreciation with respect to the Company’s portfolio as of the end of the fiscal quarter ending on or immediately prior to the date of this Agreement shall be excluded from the calculations of the Capital Gains Fee. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

The Company will defer cash payment of the portion of any incentive fee otherwise earned by the Adviser that would, when taken together with all other incentive fees paid to the Adviser during the most recent twelve (12) full calendar month period ending on or prior to the date such payment is to be made, exceed 20% of the sum of the Company’s (a) pre-Incentive Fee net investment income during such period, (b) net unrealized appreciation or depreciation during such period and (c) net realized capital gains or losses during such period. Any deferred incentive fees will be carried over for payment in subsequent calculation periods to the extent such payment is payable under this Agreement.

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee (*):

Alternative 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle rate (1) = 2.0%

Management fee (2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%

Pre-Incentive Fee net investment income

(investment income – (management fee + other expenses)) = 0.55%

Pre-incentive net investment income does not exceed hurdle rate, therefore there is no Incentive Fee.

Alternative 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.9%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%

Pre-Incentive Fee net investment income

(investment income – (management fee + other expenses)) = 2.2%

Incentive Fee = 100% × pre-Incentive Fee net investment income, subject to the “catch-up”(4)

= 100% × (2.2% – 20%)

= 2.0%

Alternative 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.50%

Hurdle rate (1) = 2.0%

Management fee (2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) (3) = 0.20%

Pre-Incentive Fee net investment income

(investment income – (management fee + other expenses)) = 2.80%

Incentive Fee = 20% × pre-Incentive Fee net investment income, subject to “catch-up” (4)

Incentive Fee = 100% × “catch-up” + (20% × (pre-Incentive Fee net investment income – 2.5%))

Catch-up = 2.5% – 2.0% = 0.5%

Incentive Fee = (100% × 0.5%) + (20% × (2.8% – 2.5%))

= 0.5% + (20% × 0.3%)

= 0. 5% + 0.06%

= 0.56%

(1)	Represents 8.0% annualized hurdle rate.
(2)	Represents 2.00% annualized management fee.
(3)	Excludes organizational and offering expenses.
(4)

The “catch-up” provision is intended to provide our investment adviser with an Incentive Fee of 20% on all of our pre-Incentive Fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 2.5% in any calendar quarter.

(*)	The hypothetical amount of pre-Incentive Fee net investment income shown is based on a percentage of total net assets.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1:

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

•	Year 3: FMV of Investment B determined to be $25 million

•	Year 4: Investment B sold for $31 million

The capital gains portion of the Incentive Fee would be:

•	Year 1: None

•	Year 2: Capital Gains Fee of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20%)

•	Year 3: None

•	Year 4: Capital Gains Fee of $200,000 $6.2 million ($31 million cumulative realized capital gains less $5 million cumulative depreciation)) less $6 million (previous capital gains fee paid in Year 3)

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

•	Year 4: FMV of Investment B determined to be $35 million

•	Year 5: Investment B sold for $20 million

The Capital Gains Fee, if any, would be:

•	Year 1: None

•	Year 2: $5 million Capital Gains Fee (20% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B)

•	Year 3: $400,000 Capital Gains Fee (20% multiplied by $2 million ($5 million realized capital gains on Investment C less $3 million unrealized capital depreciation on Investment B))

•	Year 4: None

•	Year 5: None (Investment B sold at a loss)

Example 3: Application of the Incentive Fee Deferral Mechanism:

Assumptions

•

In each of Years 1 through 4 in this example pre-Incentive Fee net investment income equals $40 million per year, which we recognized evenly in each quarter of each year and paid quarterly. This amount exceeds the hurdle rate and the requirement of the “catch-up” provision in each quarter of such year. As a result, the annual income related portion of the incentive fee, before the application of the deferral mechanism in any year is $8 million ($40 million multiplied by 20%). All income-related incentive fees were paid quarterly in arrears.

•	In each year preceding Year 1, we did not generate realized or unrealized capital gains or losses, no capital gain-related incentive fee was paid and there was no deferral of incentive fees.

•	Year 1: We did not generate realized or unrealized capital gains or losses.

•	Year 2: We realized a $30 million capital gain and did not otherwise generate realized or unrealized capital gains or losses.

•	Year 3: We recognized $5 million of unrealized capital depreciation and did not otherwise generate realized or unrealized capital gains or losses.

•	Year 4: We realized a $6 million capital gain and did not otherwise generate realized or unrealized capital gains or losses.

	Income Related Incentive Fee Accrued Before Application of Deferral Mechanism	Capital Gains Related Incentive Fee Accrued Before Application of Deferral Mechanism	Incentive Fee Calculations	Incentive Fees Paid and Deferred
Year 1	$8 million ($40 million multiplied by 20%)	None	$8 million	Incentive fees of $8 million paid; no incentive fees deferred

Year 2	$8 million ($40 million multiplied by 20%)	$6 million (20% of $30 million)	$14 million	Incentive fees of $14 million paid; no incentive fees deferred

Year 3	$8 million ($40 million multiplied by 20%)	None	$7 million (20% of the sum of (a) our pre-Incentive Fee net investment income, (b) our net unrealized appreciation or depreciation during such period and (c) our net realized capital gains or losses during Year 3)	Incentive fees of $7 million paid; $8 million of incentive fees accrued but payment restricted to $7 million; $1 million of incentive fees deferred

Year 4	$8 million ($40 million multiplied by 20%)	$0.2 million (20% of cumulative net capital gains of $31.0 million ($36.0 million cumulative realized capital gains less $5.0 million cumulative unrealized capital depreciation) less $6.0 million of capital gains fee paid in Year 2)	$8.2 million	Incentive fees of $9.2 million paid ($8.2 million of incentive fees accrued in Year 4 plus $1.0 million of deferred incentive fees); no incentive fees deferred

4.	Covenants of the Adviser.

The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.	Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its members and the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.	Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company’s Directors or by the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

[Signature Page Follows]

*         *         *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

LOGAN RIDGE FINANCE CORPORATION

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	Chief Executive Officer and President

MOUNT LOGAN MANAGEMENT LLC

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	Authorized Signatory

[Signature Page to Investment Advisory Agreement]